The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.
Filed Pursuant to Rule 424(b)(5)
Registration File No.: 333-239352
Subject to Completion, dated June 22, 2020
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated June 22, 2020)
133,548,303 Shares

 T-Mobile US, Inc.
Common Stock
We are offering 133,548,303 shares of our common stock.
We will use the net proceeds that we receive from this offering of shares of our common stock to repurchase an equal number of issued and outstanding shares of our common stock from a subsidiary of SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”) which, immediately prior to this offering, holds 24.6% of our outstanding common stock and may be deemed to be our affiliate. The purchase price payable by us to SoftBank will be equal to the total proceeds to T-Mobile US, Inc. set forth in the table below, which is equal to the aggregate public offering price of our common stock offered hereby, less the underwriting discounts and commissions referred to below.
As discussed under “Summary—Related Transactions,” SoftBank is expected to dispose of an aggregate of up to 198,314,426 shares of our common stock currently held by SoftBank in connection with this offering, a private placement of cash mandatory exchangeable trust securities (the “Mandatory Exchangeable Private Placement”), a rights offering (the “Rights Offering”) and a sale to Marcelo Claure, one of our directors (collectively, the “Related Transactions”). The closing of this offering is contingent upon the closing of the private placement of cash mandatory exchangeable trust securities and the closing of the private placement of cash mandatory exchangeable trust securities is contingent upon the closing of this offering. The closing of this offering is not contingent upon the closing of the sale to Mr. Claure, but the sale to Mr. Claure is contingent upon the closing of this offering.
Immediately following this offering and the use of proceeds thereof to repurchase shares from SoftBank and after giving effect to the Related Transactions, and assuming that the underwriters of this offering and the initial purchasers in the private placement of cash mandatory exchangeable trust securities exercise in full their options to purchase additional securities, it is anticipated that Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“Deutsche Telekom”) will hold 43.5% of our common stock and SoftBank will hold 8.6% of our common stock. Deutsche Telekom will continue to have voting control over the shares owned by SoftBank and Marcelo Claure, will continue to consolidate the Company’s financials through the voting proxy described under “Summary — Related Transactions,” and may be deemed to be our affiliate.
Our common stock is listed on the NASDAQ Global Select Market under the symbol “TMUS.” The last reported sale price of our common stock on the NASDAQ Global Select Market on June 19, 2020 was $106.90 per share.
The underwriters have reserved for sale at the public offering price up to 5,000,000 shares of our common stock being offered by this prospectus for sale to certain officers of SoftBank to be designated by SoftBank. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. See “Underwriting−Reserved Shares.”
Up to 19,750,000 shares of our common stock are expected to be reserved for repurchase by us from SoftBank in connection with a rights offering (the “Rights Offering”). We plan to distribute to the holders of our common stock as of June 25, 2020 a registered, transferable right in respect of each share outstanding on that date to purchase 0.05 shares of our common stock at the same price per share as the common stock sold in this offering. The rights are expected to be delivered concurrently with the closing of this offering and are expected to be exercisable until July 27, 2020 (a period of approximately 30 days). Each of Deutsche Telekom, SoftBank, Marcelo Claure and their respective affiliates have agreed to waive their ability to exercise or transfer such rights.
	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to T-Mobile US, Inc. (before expenses)	$	$
We have granted the underwriters an option to purchase up to 10,016,123 additional shares of our common stock at the public offering price, less underwriting discounts and commissions, for a period of 30 days after the date of this prospectus supplement.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into the accompanying prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The underwriters are offering the shares of our common stock as set forth under “Underwriting.” Delivery of the shares of common stock will be made on or about June   , 2020.
Joint Book-Running Managers
Goldman Sachs & Co. LLC	Morgan Stanley	Citigroup	J.P. Morgan
Barclays	BofA Securities	Deutsche Bank Securities	Mizuho Securities
The date of this prospectus supplement is June   , 2020.

Prospectus Supplement
Prospectus
Neither we nor the underwriters have authorized any other person to provide you with information different from that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give. We are offering to sell and are seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date such information is presented regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in the accompanying prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus or this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.
As permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), the registration statement of which the accompanying prospectus forms a part includes additional information not contained in this prospectus supplement. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Where You Can Find More Information.”
You should read this prospectus supplement along with the accompanying prospectus and the documents incorporated by reference carefully before you decide whether to invest. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the securities offered in this offering and may add, update or change information in the accompanying prospectus.
In this prospectus supplement, unless stated otherwise or the context indicates otherwise, references to “T-Mobile US” refer to T-Mobile US, Inc., a Delaware corporation, and references to “T-Mobile,” the “Company,” “our Company,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc., together with its consolidated subsidiaries.
On April 29, 2018, we entered into a Business Combination Agreement (as amended and supplemented, the “Business Combination Agreement”) with Sprint Corporation, a Delaware corporation (“Sprint”), Huron Merger Sub LLC, a Delaware limited liability company and our wholly owned subsidiary (“T-Mobile Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of T-Mobile Merger Company (“Merger Sub”), Starburst I, Inc., a Delaware corporation (“Starburst”), Galaxy Investment Holdings, Inc., a Delaware corporation (“Galaxy”), and for the limited purposes set forth therein, Deutsche Telekom, Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands and SoftBank. On April 1, 2020, pursuant to the Business Combination Agreement and upon the terms and subject to the conditions described therein: (a) each of Galaxy and Starburst merged with and into T-Mobile Merger Company, with T-Mobile Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile US (the “HoldCo Mergers”); and (b) Merger Sub merged with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned indirect subsidiary of T-Mobile US (the “Merger,” and collectively with the HoldCo Mergers, the “BCA Transactions”). Promptly following the consummation of the Merger, T-Mobile US contributed Sprint to T-Mobile USA, Inc. (“T-Mobile USA”), a direct wholly owned subsidiary of T-Mobile US, causing Sprint to become a wholly owned subsidiary of T-Mobile USA. In this prospectus supplement, references to the “combined company” refer to the combined businesses of T-Mobile US and its subsidiaries and Sprint and its subsidiaries following consummation of the BCA Transactions.
Market data and other statistical information incorporated by reference into this prospectus supplement or the accompanying prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which we derive from our review of internal surveys and independent sources. Although we believe these sources are reliable, we have not independently verified the information. We neither guarantee its accuracy nor undertake a duty to provide or update such data in the future.
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.
S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus supplement, the accompanying prospectus, any related free writing prospectus, the documents incorporated by reference and our other public statements include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including information concerning plans and expectations with regard to the transactions contemplated by the Master Framework Agreement, this offering, the Mandatory Exchangeable Private Placement, the Rights Offering, and the Call Options, and our future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. The following important factors, along with the factors identified under “Risk Factors” and the risk factors incorporated by reference herein, could affect future results and cause those results to differ materially from those expressed in the forward-looking statements:
•
failure to realize the expected benefits and synergies of the merger with Sprint, pursuant to the Business Combination Agreement and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”) in the expected timeframes, in part or at all;

•
adverse economic, political or market conditions in the U.S. and international markets, including those caused by the COVID-19 pandemic, and the impact that any of the foregoing may have on us and our customers and other stakeholders;

•
costs of or difficulties in integrating Sprint’s network and operations into our network and operations, including intellectual property and communications systems, administrative and information technology infrastructure and accounting, financial reporting and internal control systems;

•	changes in key customers, suppliers, employees or other business relationships as a result of the consummation of the Transactions;
•	the risk that our business, investor confidence in our financial results and stock price may be adversely affected if our internal controls are not effective;
•
the effects of the material weakness in Sprint’s internal control over financial reporting or the identification of any additional material weaknesses as we complete our assessment of the Sprint control environment;

•	the risk of future material weaknesses resulting from the differences between T-Mobile’s and Sprint’s internal controls environments as we work to integrate and align guidelines and practices;
•
the impacts of the actions we have taken and conditions we have agreed to in connection with the regulatory proceedings and approvals of the Transactions including the planned disposition of Sprint’s prepaid wireless business (other than certain excluded assets) to DISH Network Corporation and ongoing commercial and transition services arrangements to be entered into in connection with such disposition transaction, which we announced on July 26, 2019, a stipulation and order and proposed final judgment with the U.S. Department of Justice, which we and Sprint announced on July 26, 2019, the proposed commitments filed with the Secretary of the Federal Communications Commission, which we announced on May 20, 2019, certain national security commitments and undertakings, and any other commitments or undertakings entered into, including but not limited to those we have made to certain states and nongovernmental organizations;

•	the assumption of significant liabilities, including the liabilities of Sprint in connection with, and significant costs, including financing costs, related to the Transactions;
•	our ability to make payments on debt or to repay existing or future indebtedness when due or to comply with the covenants contained therein;
•	adverse changes in the ratings of our debt securities or adverse conditions in the credit markets;
•	natural disasters, public health crises, including the COVID-19 pandemic, terrorist attacks or similar incidents;
S-iii

•	competition, industry consolidation and changes in the market for wireless services, which could negatively affect our ability to attract and retain customers;
•	the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments or acquisitions in the technology, media and telecommunications industry;
•	breaches of our and/or our third-party vendors’ networks, information technology and data security, resulting in unauthorized access to customer confidential information;
•	inability to implement and maintain effective cybersecurity measures over critical business systems;
•	challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades;
•	the impact on our networks and business from major system and network failures;
•	difficulties in managing growth in wireless data services, including network quality;
•	material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance;
•	the timing, scope and financial impact of our deployment of advanced network and business technologies;
•	the occurrence of high fraud rates related to device financing, customer credit cards, dealers, subscriptions, or account take over fraud;
•	our inability to retain and hire key personnel;
•	any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks and changes in data privacy laws;
•	unfavorable outcomes of existing or future litigation or regulatory actions, including litigation or regulatory actions related to the BCA Transactions;
•	the possibility that we may be unable to adequately protect our intellectual property rights or be accused of infringing the intellectual property rights of others;
•	changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions;
•	the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms;
•	any disruption or failure of third parties (including key suppliers) to provide products or services;
•	material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact;
•	changes in accounting assumptions that regulatory agencies, including the SEC, may require, which could result in an impact on earnings;
•	ongoing purchase price accounting allocations, accounting policy alignments and other adjustments and assumptions; and
•	interests of our significant stockholders that may differ from the interests of other stockholders.
Additional information concerning these and other risk factors is contained in the section titled “Risk Factors” in this prospectus supplement and the documents incorporated by reference.
Forward-looking statements in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or the documents incorporated by reference speak only as of the date of this prospectus supplement or the applicable document incorporated by reference (or such earlier date as may be specified in the applicable document), as applicable, are based on assumptions and expectations as of such dates, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or predict, including the factors above. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such
S-iv

forward-looking statements. We undertake no obligation to revise or publicly release any revision to these forward-looking statements, except as required by law. For more information, see the section entitled “Where You Can Find More Information.” The results presented for any period may not be reflective of results for any subsequent period.
You should carefully read and consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf, and all future written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.
S-v

SUMMARY
The following summary highlights selected information about us contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before deciding whether to invest in our common stock. You should review this entire prospectus supplement and the accompanying prospectus carefully, including the risks of investing in our common stock described under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as our and Sprint’s consolidated financial statements and notes thereto and other information incorporated by reference in this prospectus supplement and the accompanying prospectus.
Combination of T-Mobile and Sprint
On April 1, 2020, T-Mobile US and Sprint completed a merger transaction, as a result of which T-Mobile US and Sprint have combined their respective businesses, subject to ongoing integration activities. The completion of the BCA Transactions enables us to build upon our recently launched foundational 5G network of 600 MHz spectrum to deliver broad and deep nationwide 5G network and is expected to be able to accelerate innovation and increase competition in the U.S. wireless, video and broadband industries.
Our Company
We are the Un-carrier. Through our Un-carrier strategy, we have disrupted the wireless communications services industry by actively engaging with and listening to our customers and eliminating their existing pain points, including by providing them with added value and an exceptional experience and implementing signature Un-carrier initiatives that have changed the wireless industry. We ended annual service contracts, overages, unpredictable international roaming fees, data buckets and much more. We are inspired by a relentless customer experience focus, consistently leading the wireless industry in customer care by delivering an excellent customer experience with our “Team of Experts,” which drives our record-high customer satisfaction levels while enabling operational efficiencies. Since the launch of the Un-carrier in 2013, more than 42 million postpaid and prepaid customers have joined the Un-carrier movement as of March 31, 2020, including 8.9 million customers acquired during the MetroPCS business combination. We will continue to maintain our customer experience focus and are determined to bring the Un-carrier to every potential customer in the United States.
Our network is the foundation of our success. Everything we do is powered by our nationwide 4G Long-Term Evolution (“LTE”) network and our transformative nationwide 5G network. As of March 31, 2020, our 4G LTE network covered 327 million Americans (99% of the U.S. population) and our nationwide 5G network covered 215 million people. We continue to expand the footprint and improve the quality of our network, providing outstanding wireless experiences for customers who will not have to compromise on quality and value. Going forward, our network will allow us to deliver new, innovative products and services with the same customer experience focus and industry-disrupting mentality that has redefined the wireless communications services industry in the United States in the customers’ favor.
We provide wireless services to 68.5 million postpaid and prepaid customers as of March 31, 2020 (prior to the BCA Transactions), and generate revenue by providing affordable wireless communication services to these customers, as well as a wide selection of wireless devices and accessories. Our most significant expenses relate to acquiring and retaining high-quality customers, providing a full range of devices, compensating employees and operating and expanding our network. We provide service, devices and accessories across our flagship brands, T-Mobile, Metro by T-Mobile, and Sprint, through our owned and operated retail stores, as well as through our websites (www.T-Mobile.com, www.metrobyt-mobile.com, and www.Sprint.com), T-Mobile app and customer care channels. In addition, we sell devices to dealers and other third-party distributors for resale through independent third-party retail outlets and a variety of third-party websites. The information on or accessible through our websites is not incorporated into or part of this prospectus supplement (except for our SEC reports expressly incorporated by reference herein).
Sprint
Sprint, including its consolidated subsidiaries, is a communications company offering a comprehensive range of wireless and wireline communications products and services that are designed to meet the needs of individual consumers, businesses, government subscribers and resellers. Sprint is a large wireless communications company in the U.S., as well as a provider of wireline services. Sprint’s services are provided through its ownership of extensive wireless networks, an all-digital global wireline network and a Tier 1 Internet backbone.

Sprint offers wireless and wireline services to subscribers in all 50 states, Puerto Rico and the U.S. Virgin Islands under the Sprint corporate brand, which includes its retail brands of Sprint® , Boost Mobile® , and Assurance Wireless® on its wireless networks utilizing various technologies including third generation (3G) code division multiple access (CDMA), and fourth generation (4G) services utilizing Long Term Evolution (LTE). In 2019, Sprint launched fifth generation (5G) service in nine major cities, which is supported by its available 2.5 GHz spectrum. Sprint utilizes these networks to offer its wireless subscribers differentiated products and services through the use of a single network or a combination of these networks. The information on or accessible through Sprint’s websites is not incorporated into or part of this prospectus supplement.
Corporate Information
Our corporate headquarters and principal executive offices are located at 12920 SE 38th Street, Bellevue, Washington 98006. Our telephone number is (425) 378-4000. We maintain a website at www.T-Mobile.com where our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable following the time they are filed with or furnished to the SEC. The information on or accessible through our website is not incorporated into or part of this prospectus supplement (except for our SEC reports expressly incorporated by reference herein).
Related Transactions
As discussed in our Current Report on Form 8-K filed on April 1, 2020, which is incorporated by reference in this prospectus supplement, the Amended and Restated Stockholders’ Agreement, dated as of April 1, 2020, among T-Mobile US, Deutsche Telekom and SoftBank (the “Stockholders’ Agreement”) provided Deutsche Telekom and SoftBank with certain rights, including with respect to securities registration, director designation and consent over corporate transactions. In addition, as discussed in the same Current Report on Form 8-K, the Proxy, Lock-up and ROFR Agreement, dated as of April 1, 2020 (the “Proxy Agreement”), between Deutsche Telekom and SoftBank, prohibits each of Deutsche Telekom and SoftBank from transferring shares of our common stock, prior to certain dates and subject to certain exceptions.
Pursuant to a Master Framework Agreement, dated as of June 22, 2020 (the “Master Framework Agreement”), we have agreed with SoftBank, Deutsche Telekom, an entity controlled by Marcelo Claure, one of our directors, and certain affiliated entities party thereto, to conduct the Related Transactions. In order to facilitate the Related Transactions, we negotiated for the opportunity to conduct the Rights Offering to holders of our common stock, and SoftBank has agreed to pay us $300 million upon the earlier to occur of (i) the date when at least 50% of the Released Shares (as defined below) have been transferred or (ii) October 2, 2020. In addition, SoftBank has agreed to reimburse all of our fees and expenses in connection with this offering and the Related Transactions. Upon the closing of this offering, the first of such triggers will have been satisfied and therefore such amount will be due and payable. Under a new Second Amended and Restated Stockholders’ Agreement, dated as of June 22, 2020, described further in the prospectus under “Description of Capital Stock—Second Amended and Restated Stockholders’ Agreement,” SoftBank also has forfeited certain governance rights under the Stockholders’ Agreement (including consent rights and information rights), except that SoftBank will retain (i) the right to designate one director so long as SoftBank continues to own at least 9% of T-Mobile US’ outstanding common stock (or 10% of T-Mobile US’ outstanding common stock if the Additional Shares Issuance Condition has been met under the Letter Agreement, dated as of February 20, 2020, by and among T-Mobile US, Deutsche Telekom and SoftBank) and (ii) registration rights for so long as SoftBank holds at least 5% of T-Mobile US’s issued and outstanding common stock. Concurrently with the execution of the Second Amended and Restated Stockholders’ Agreement, Ronald Fisher resigned from our board of directors. The other directors originally appointed by SoftBank, Marcelo Claure and Stephen Kappes, remain on our board of directors.
Deutsche Telekom has consented under the Proxy Agreement to the transfer of 198,314,426 shares of our common stock (the “Released Shares”) currently held by SoftBank Group Capital Limited (“SBGC”), a direct, wholly owned subsidiary of SoftBank. In exchange for Deutsche Telekom consenting to the transfer of the Released Shares, SBGC has granted call options over 101,491,623 shares of common stock currently held by SBGC, which call options are structured as follows:
(i)	SBGC has issued a call option to T-Mobile Agent LLC (“T-Mobile Agent”), a wholly owned indirect subsidiary of the Company, which entitles T-Mobile Agent to acquire from SBGC, in whole or in part,

up to an aggregate of 44,905,479 shares of our common stock, at an exercise price per share equal to the lesser of (x) the market price per share of our common stock at the close of the market on the business day prior to the issue date of such option and (y) the net volume-weighted average price of the Released Shares sold in one or more underwritten public offerings of our common stock (including this offering) during a specified period following the issue date of such option (“Call Option 1”);
(ii)
T-Mobile Agent has issued a back-to-back call option to Deutsche Telekom (with SBGC acting as registrar), which entitles Deutsche Telekom to acquire from T-Mobile Agent the same number of shares of our common stock on the same economic terms as T-Mobile Agent is entitled to acquire from SBGC pursuant to Call Option 1 (“Call Option 2” and, together with Call Option 1, the “At the Money Options”); and

(iii)
SBGC has issued a call option to Deutsche Telekom which entitles Deutsche Telekom to acquire from SBGC, in whole or in part, up to an aggregate of 56,586,144 shares of our common stock, at an exercise price per share equal to the average of the daily volume-weighted average prices of the shares of our common stock for each of the 20 trading days immediately prior to the date of exercise (the “Floating Option”, and together with the “At the Money Options”, the “Call Options”). The grant of the Floating Option by SBGC to Deutsche Telekom shall not be effective until receipt of all required approvals under applicable antitrust laws.

The Call Options expire on June 22, 2024 (the “Expiration Time”). The At the Money Options can be exercised at any time prior the Expiration Time. The Floating Option cannot be exercised until the earlier of (i) 30 days prior to the Expiration Time and (ii) the later of (x) the date Call Option 1 and Call Option 2 are exercised in full and (y) October 2, 2020.
The obligations of T-Mobile Agent to Deutsche Telekom under Call Option 2 will be secured by T-Mobile Agent’s rights under Call Option 1 (the “Call Option 2 Collateral”) and Deutsche Telekom’s sole recourse against T-Mobile Agent in respect of Call Option 2 shall be limited to enforcement on the Call Option 2 Collateral.
SBGC intends to assign its rights and obligations under Call Option 1 and the Floating Option and its remaining shares of our common stock to Delaware Project 6 L.L.C. (“Project 6”), a wholly owned subsidiary of SoftBank. The obligations of Project 6 under Call Option 1 and the Floating Option will be secured by the underlying shares of our common stock held by Project 6. Project 6 will also be entitled to use the shares of our common stock underlying Call Option 1 and the Floating Option as collateral for a margin loan, subject to certain requirements and conditions. Such shares used as collateral will be held in separate securities accounts by the custodian for the margin loan.
With respect to the Released Shares, as part of the Related Transactions:
(i)
133,548,303 shares (143,564,426 shares if the underwriters exercise in full their option to purchase additional shares) are expected to be purchased by us with the proceeds of this offering. The underwriters have reserved for sale at the public offering price up to 5,000,000 of these shares for sale to certain officers of SoftBank to be designated by SoftBank. See “Underwriting—Reserved Shares.” We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public.

(ii)
27,906,977 shares (30,000,000 shares if the initial purchasers in the Mandatory Exchangeable Private Placement exercise in full their option to purchase additional cash mandatory exchangeable trust securities) are expected to be purchased by us and resold to a trust, which will offer cash mandatory exchangeable trust securities. The trust will use a portion of the net proceeds from the Mandatory Exchangeable Private Placement to purchase U.S. Treasury securities, which will fund quarterly distributions on the cash mandatory exchangeable trust securities, and the holders of the cash mandatory exchangeable trust securities will be entitled to a final mandatory exchange cash amount on June 1, 2023 that will depend on the daily volume-weighted average price of shares of our common stock, and will also use a portion of the net proceeds for certain expenses. The remaining net proceeds of the Mandatory Exchangeable Private Placement, together with a contingent right to receive from the trust on June 1, 2023 a number of shares of our common stock based on the daily volume-weighted average price of shares of our common stock, will be delivered to us and in turn delivered to SoftBank. The cash mandatory exchangeable trust securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This prospectus supplement does not constitute an offer or the solicitation of an offer with respect to the cash mandatory exchangeable trust securities.
(iii)
Up to 19,750,000 shares are being reserved for repurchase by us in connection with a rights offering. We plan to distribute to the holders of our common stock as of June 25, 2020 a registered, transferable right in respect of each share outstanding on that date to purchase 0.05 shares of our common stock at the same price per share as the common stock sold in this offering. The rights are expected to be delivered concurrently with the closing of this offering and are expected to be exercisable until July 27, 2020 (a period of approximately 30 days). To the extent these rights are exercised, SoftBank has agreed to sell to us, for a cash payment equal to the aggregate exercise price received by us, an amount of shares equal to the amount of shares to be issued upon exercise of such rights. To the extent the rights expire without being exercised, SoftBank will generally be permitted to otherwise transfer the shares that had been reserved for sale through the Rights Offering. Each of Deutsche Telekom, SoftBank, Marcelo Claure and their respective affiliates have agreed to waive their ability to exercise or transfer such rights. As the record date for the distribution of the rights is expected to be prior to the closing date of this offering, none of the investors who purchase shares in this offering will receive rights with respect to the shares they purchase in this offering.

The closing of this offering is contingent upon the closing of the Mandatory Exchangeable Private Placement and the closing of the Mandatory Exchangeable Private Placement is contingent upon the closing of this offering. The closing of this offering is not contingent upon the closing of the sale to Mr. Claure, but the sale to Mr. Claure is contingent upon the closing of this offering.
In addition, following the receipt of necessary regulatory approvals, 5,000,000 shares will be purchased by us and in turn sold to an entity controlled by Marcelo Claure, one of our directors, at the same price per share as the common stock sold in this offering, and we will repurchase 5,000,000 shares from SoftBank at an equivalent price. We have been advised that Mr. Claure’s purchase will be funded with the proceeds of a loan from SoftBank. The shares purchased by Mr. Claure will be subject to proxy, lock-up and other restrictions in favor of Deutsche Telekom on terms substantially consistent with the terms of the Proxy Agreement with respect to shares held by SoftBank. In addition, pursuant to our policy on securities trading, such shares may not be pledged, directly or indirectly, as collateral for a loan.
In the event that not all of the Released Shares (other than the shares expected to be purchased from us by an entity controlled by Mr. Claure) are transferred in connection with this offering, the Mandatory Exchangeable Private Placement and the Rights Offering, we have agreed to facilitate additional sales by SoftBank of any such remaining shares until October 2, 2020. Deutsche Telekom has also consented to the transfer of any such remaining shares until December 22, 2020, after which time those shares would again become subject to the terms of the Proxy Agreement. The other remaining shares held by SoftBank that are not Released Shares and that are not subject to the Call Options described below (representing approximately 4,800,000 shares) would be subject to restrictions on transfer without Deutsche Telekom’s consent until April 2024, subject to certain exceptions.
PJT Partners is acting as financial advisor to the Independent Committee of the Board of Directors of T-Mobile US, Inc. in connection with the Master Framework Agreement and related modifications to certain other agreements and as advisor to T-Mobile US, Inc. in connection with the Related Transactions. The Raine Group LLC has acted as financial adviser to SoftBank in connection with the transactions described herein.
Recent Developments
On June 18, 2020, our wholly owned subsidiary T-Mobile USA agreed to sell $1,000,000,000 aggregate principal amount of its 1.500% Senior Secured Notes due 2026, $1,250,000,000 aggregate principal amount of its 2.050% Senior Secured Notes due 2028 and $1,750,000,000 aggregate principal amount of its 2.550% Senior Secured Notes due 2031 (collectively, the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act. The offering of the Notes is scheduled to close on June 24, 2020, subject to satisfaction of customary closing conditions. T-Mobile USA intends to use the net proceeds of this offering for ongoing liability management, including the redemption of one or more series of existing T-Mobile USA unsecured notes that are subject to redemption without payment of a “make-whole” redemption premium.

THE OFFERING
Issuer
T-Mobile US, Inc.
Common stock offered in this offering
133,548,303 shares (143,564,426 shares if the underwriters exercise in full their option to purchase additional shares)
Common stock outstanding as of June 15, 2020
1,237,237,933 shares
Use of Proceeds
We estimate that the net proceeds to us from this offering, after deducting underwriting discounts, but before deducting estimated offering expenses, will be approximately $   billion (or approximately $   billion, if the underwriters exercise in full their option to purchase additional shares of common stock), after deducting underwriting discounts and commissions.
We will use the net proceeds that we receive from this offering of 133,548,303 shares of our common stock (or 143,564,426 shares of common stock, if the underwriters exercise in full their option to purchase additional shares of common stock) to repurchase an equal number of issued and outstanding shares of our common stock from a subsidiary of SoftBank. The purchase price payable by us to SoftBank will be equal to the total net proceeds received by us from the underwriters in connection with this offering, which is equal to the aggregate public offering price of our common stock offered hereby, less the underwriting discounts and commissions referred to below. SoftBank holds, immediately prior to this offering, 24.6% of our outstanding common stock, and may be deemed to be our affiliate. See “Use of Proceeds” and “Transactions with Related Persons and Approval—Transactions with Deutsche Telekom and SoftBank” in our Proxy Statement on Schedule 14A filed with the SEC on April 21, 2020.
The closing of this offering is contingent upon the closing of the Mandatory Exchangeable Private Placement and the closing of the Mandatory Exchangeable Private Placement is contingent upon the closing of this offering. The closing of this offering is not contingent upon the closing of the sale to Mr. Claure, but the sale to Mr. Claure is contingent upon the closing of this offering.
Directed Share Program
The underwriters have reserved for sale at the public offering price up to 5,000,000 shares of our common stock being offered by this prospectus supplement for sale to certain officers of SoftBank to be designated by SoftBank. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. See “Underwriting—Reserved Shares.”

Nasdaq Global Select Market symbol
“TMUS”
Risk Factors
You should consider carefully all of the information set forth in this prospectus supplement and the accompanying prospectus and, in particular, you should carefully evaluate the specific factors under the heading “Risk Factors” in the documents incorporated by reference herein.

RISK FACTORS
An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the risks and uncertainties discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. If any of the risks described in this prospectus supplement or accompanying prospectus, or the risks described in any documents incorporated by reference in this prospectus supplement or the accompanying prospectus, actually occur, our business, prospects, financial condition or operating results could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $     billion (approximately $     billion if the underwriters’ option to purchase additional shares is exercised in full), after deducting underwriting discounts and commissions.
We will use the net proceeds that we receive from this offering of 133,548,303 shares of our common stock (or 143,564,426 shares of common stock, if the underwriters exercise in full their option to purchase additional shares of common stock) to repurchase an equal number of issued and outstanding shares of our common stock from a subsidiary of SoftBank, pursuant to a Share Repurchase Agreement, dated as of June 22, 2020 (the “Share Repurchase Agreement”), between SoftBank Group Capital Ltd. and T-Mobile US. The purchase price payable by us to SoftBank will be equal to the total net proceeds received by us from the underwriters in connection with this offering, which is equal to the aggregate public offering price of our common stock offered hereby less underwriting discounts and commissions. The closing of this offering is contingent upon the closing of the Mandatory Exchangeable Private Placement and the closing of the Mandatory Exchangeable Private Placement is contingent upon the closing of this offering, and the purchase and sale obligations under Share Repurchase Agreement are conditioned upon the consummation of this offering and the Mandatory Exchangeable Private Placement. The closing of this offering is not contingent upon the closing of the sale to Mr. Claure, but the sale to Mr. Claure is contingent upon the closing of this offering.
Immediately prior to this offering, SoftBank holds 24.6% of our outstanding common stock, and may be deemed to be our affiliate. See our Current Report on Form 8-K filed with the SEC on June 22, 2020 and “Transactions with Related Persons and Approval—Transactions with Deutsche Telekom and SoftBank” in our Proxy Statement on Schedule 14A filed with the SEC on April 21, 2020.

DIVIDEND POLICY
We have never paid or declared any cash dividends on our common stock, and we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Our credit agreement and certain of the indentures and supplemental indentures governing our long-term debt to affiliates and third parties, excluding financing leases, contain covenants that, among other things, restrict our ability to declare or pay dividends on our common stock. We currently intend to retain future earnings, if any, to invest in our business. Subject to Delaware law, our board of directors will determine the payment of future dividends on our common stock, if any, and the amount of any dividends in light of:
•	any applicable contractual restrictions limiting our ability to pay dividends;
•	our earnings and cash flows;
•	our capital requirements;
•	our future needs for cash;
•	our financial condition; and
•	other factors our board of directors deems relevant.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK
The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that is being sold pursuant to this offering. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our common stock.
This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus supplement. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that the Internal Revenue Service (“IRS”) will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our common stock.
As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an entity or arrangement treated as a partnership;
•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of owning and disposing of our common stock that are applicable to them.
This summary does not address all U.S. federal income or estate tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, this summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:
•
a Non-U.S. Holder that is a bank, financial institution, insurance company, tax-exempt or governmental organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, controlled foreign corporation or passive foreign investment company;

•	a Non-U.S. Holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle, synthetic security or risk reduction transaction;
•	a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or
•	a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including shareholders of a controlled foreign corporation or passive foreign investment company that holds our common stock.
Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our common stock.
Distributions on Our Common Stock
As discussed under “Dividend Policy” above, we do not plan to make any distributions on our common stock for the foreseeable future. Distributions of cash or property (other than certain pro rata distributions of our stock) with respect to our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its common stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in its common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in “Sales or Other Dispositions of Our Common Stock.”
Distributions on our common stock that are treated as dividends, and that are not effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, generally will be subject to withholding of U.S. federal income tax at a rate of 30%. A Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. In order to claim the benefit of an applicable income tax treaty, a Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock.
Distributions on our common stock that are treated as dividends and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless the Non-U.S. Holder is eligible for and properly claims the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, in which case the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence). Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to the withholding of U.S. federal income tax discussed above if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits” tax at a 30% rate (or a lower rate if the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, subject to certain adjustments.
The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under a relevant income tax treaty and the manner of claiming such benefits.
The foregoing discussion is subject to the discussions below under “Backup Withholding and Information Reporting” and “FATCA Withholding.”

Sales or Other Dispositions of Our Common Stock
A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding thereof) on any gain recognized on any sales or other dispositions of our common stock unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in this case, the gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

•
the Non-U.S. Holder is an individual who is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. Holder is not considered a resident of the United States under the Code; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding the possible adverse U.S. federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.
The foregoing discussion is subject to the discussion below under “Backup Withholding and Information Reporting” and “FATCA Withholding.”
Federal Estate Tax
Our common stock that is owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.
Backup Withholding and Information Reporting
Backup withholding (currently at a rate of 24%) will not apply to payments of dividends on our common stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or otherwise qualifies for an exemption. However, the applicable withholding agent generally will be required to report to the IRS and to such Non-U.S. Holder payments of dividends on our common stock and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of a treaty or agreement.

The gross proceeds from sales or other dispositions of our common stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to the Non-U.S. Holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.
If a Non-U.S. Holder receives payments of the proceeds of a disposition of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.
FATCA Withholding
The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as “FATCA”) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock) and (ii) the gross proceeds from the sale or other disposition of property that produces U.S.-source dividends (including sales or other dispositions of our common stock). Under proposed Treasury regulations that may be relied upon pending finalization, FATCA withholding on gross proceeds is not currently expected to apply. This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds its common stock will affect the determination of whether such withholding is required. A payee that is a foreign financial institution located in a jurisdiction that has an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our common stock as of June 15, 2020, after giving effect to the completion of this offering, the application of the net proceeds thereof as described in “Use of Proceeds” and the Related Transactions (assuming the exercise of all rights issued in the Rights Offering) for:
•	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.
The beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below and except to the extent authority is shared by spouses under applicable law, to our knowledge, each of the persons set forth below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him or her. The number of shares of common stock used to calculate each listed person’s percentage ownership of each such class includes the shares of common stock underlying options or other convertible securities held by such person that are exercisable or vest within 60 days after June 15, 2020.
The closing of this offering is contingent upon the closing of the Mandatory Exchangeable Private Placement and the closing of the Mandatory Exchangeable Private Placement is contingent upon the closing of this offering. The closing of this offering is not contingent upon the closing of the sale to Mr. Claure, but the sale to Mr. Claure is contingent upon the closing of this offering.
	Common Stock Beneficially Owned Before Offering and Application of Net Proceeds Therefrom and Related Transactions		Common Stock Beneficially Owned After Offering and Application of Net Proceeds Therefrom and Related Transactions
	Number	Percentage	Number†	Number‡	Percentage†	Percentage‡
Directors, Nominees and Named Executive Officers(1)
J. Braxton Carter	25,618	*	25,618	25,618	*	*
Marcelo Claure	1,219,534	*	6,219,534(2)	6,219,534(2)	*	*
Srikant M. Datar(3)	35,017	*	35,017	35,017	*	*
Ronald D. Fisher(4)	221,672	*	221,672	221,672	*	*
Srini Gopalan	—	—	—	—	—	—
Lawrence H. Guffey	27,017	*	27,017	27,017	*	*
Timotheus Höttges	—	—	—	—	—	—
Christian P. Illek	—	—	—	—	*	—
Stephen Kappes	8,895	*	8,895	8,895	*	*
Raphael Kübler	—	—	—	—	—	—
Thorsten Langheim	—	—	—	—	—	—
Neville R. Ray(5)	414,588	*	414,588	414,588	*	*
G. Michael Sievert	616,767	*	616,767	616,767	*	*
Teresa A. Taylor	27,017	*	27,017	27,017	*	*
Kelvin R. Westbrook	27,017	*	27,017	27,017	*	*
All directors and executive officers as a group (19 persons)(4)	3,024,728	*	8,024,728	8,024,728	*	*

	Common Stock Beneficially Owned Before Offering and Application of Net Proceeds Therefrom and Related Transactions		Common Stock Beneficially Owned After Offering and Application of Net Proceeds Therefrom and Related Transactions
	Number	Percentage	Number†	Number‡	Percentage†	Percentage‡
Beneficial Owners of More Than 5%:
Deutsche Telekom AG(6) Friedrich-Ebert-Alle 140 53113 Bonn, Germany	843,196,990	68.2%	661,991,710	649,882,564	53.5%	52.5%
SoftBank Group Corp.(7) 1-9-1 Higashi-Shimbashi, Minato-ku, Tokyo, 105-7303 Japan	304,606,049	24.6%	118,400,769	106,291,623	9.6%	8.6%
†
Assumes no exercise by the underwriters of their option to purchase additional shares and no exercise by the initial purchasers in the Mandatory Exchangeable Private Placement of their option to purchase additional securities.

‡
Assumes full exercise by the underwriters of their option to purchase additional shares and full exercise by the initial purchasers in the Mandatory Exchangeable Private Placement of their option to purchase additional securities.

*	Represents less than 1%
(1)	Unless otherwise indicated, the address of each person is c/o T-Mobile US, Inc., 12920 SE 38th Street, Bellevue, Washington 98006.
(2)
Mr. Claure has entered into a proxy agreement, dated as of June 22, 2020, with Deutsche Telekom pursuant to which Mr. Claure has agreed to vote any shares beneficially owned by Mr. Claure in the manner directed by Deutsche Telekom. As a result, Mr. Claure does not have voting power with respect to any shares of common stock.

(3)
Includes 8,000 shares of common stock held by Datar Investment LLC and 13,424 shares held by Safari LLC. Mr. Datar is a co-manager of Datar Investment LLC and Safari LLC and has shared voting and investment power over the securities held by these entities.

(4)	Mr. Fisher tendered his resignation from our board of directors on June 22, 2020.
(5)	Includes 6,250 shares of common stock from vested restricted stock units that have been deferred.
(6)
According to the Schedule 13D/A filed by Deutsche Telekom on June 15, 2020, reflecting 538,590,941 shares held of record by Deutsche Telekom Holding B.V., which is a direct wholly owned subsidiary of T-Mobile Global Holding GmbH, which is a direct wholly owned subsidiary of T-Mobile Global Zwischenholding GmbH, which in turn is a direct wholly owned subsidiary of Deutsche Telekom, over which each of the foregoing entities claims sole voting and dispositive power. With respect to common stock beneficially owned before the offering and application of net proceeds therefrom and related transactions, also includes 304,606,049 shares held of record by SoftBank Group Capital Ltd. over which the foregoing entities claimed sole voting power as a result of a proxy agreement in favor of Deutsche Telekom. With respect to common stock beneficially owned after the offering and application of net proceeds therefrom and related transactions, includes (x) assuming no exercise by the underwriters of their option to purchase additional shares and no exercise by the initial purchasers in the Mandatory Exchangeable Private Placement of their option to purchase additional securities, 118,400,769 shares held of record by SoftBank Group Capital Ltd. and 5,000,000 shares to be held of record by Marcelo Claure or (y) assuming full exercise by the underwriters of their option to purchase additional shares and full exercise by the initial purchasers in the Mandatory Exchangeable Private Placement of their option to purchase additional securities, 106,291,623 shares held of record by SoftBank Group Capital Ltd. and 5,000,000 shares to be held of record by Marcelo Claure; over which the foregoing entities claimed sole voting power as a result of a proxy agreement in favor of Deutsche Telekom. Also, an additional 101,491,623 shares of common stock owned by SoftBank Group Capital Ltd are subject to the At the Money Options and the Floating Call Option.

(7)
According to the Schedule 13D/A filed by SoftBank on June 15, 2020, reflecting sole investment power with respect to 304,606,049 shares of common stock held of record as of that date. The shares were held directly by SoftBank Group Capital Ltd., which is a wholly owned indirect subsidiary of SoftBank. With respect to common stock beneficially owned after the offering and application of net proceeds therefrom and related transactions, reflects sole investment power with respect to (x) assuming no exercise by the underwriters of their option to purchase additional shares and no exercise by the initial purchasers in the Mandatory Exchangeable Private Placement of their option to purchase additional securities, 118,400,769 shares of common stock or (y) assuming full exercise by the underwriters of their option to purchase additional shares and full exercise by the initial purchasers in the Mandatory Exchangeable Private Placement of their option to purchase additional securities, 106,291,623 shares of common stock. SoftBank has entered into a proxy agreement with Deutsche Telekom pursuant to which SoftBank has agreed to vote any shares beneficially owned by SoftBank in the manner directed by Deutsche Telekom. As a result, SoftBank does not have voting power with respect to any shares of common stock. 101,491,623 shares of common stock owned by SoftBank Group Capital Ltd are subject to the At the Money Options and the Floating Call Option.

UNDERWRITING
The Company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are the representatives of the underwriters.
Underwriter	Number of Shares
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Barclays Capital Inc.
BofA Securities, Inc.
Deutsche Bank Securities Inc.
Mizuho Securities USA LLC
Total	133,548,303
The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 10,016,123 shares from the Company. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 10,016,123 additional shares.
Paid by the Company
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $  per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The estimated offering expenses payable by us, are approximately $  million, which includes legal, accounting and printing costs and various other fees associated with the registration of the common stock to be sold pursuant to this prospectus. SoftBank has agreed to reimburse all of our fees and expenses in connection with this offering and the Related Transactions.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “TMUS.”
The Company has agreed that it will not, during the period ending 45 days after the date of this prospectus supplement, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of the Company’s common stock or any securities convertible into or exercisable or exchangeable for the Company’s common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Company’s common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Company’s common stock or such other securities, in cash or otherwise, without the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, other than (a) the shares to be sold hereunder, (b) any shares of the Company’s common stock issued upon the exercise of options, or the issuance, vesting or exercise of other stock or stock-based awards granted under the stock-based compensation plans of us and the Company’s subsidiaries that are described herein or in the documents incorporated by reference herein, (c) the sale of shares of the Company’s common stock by us pursuant to the Mandatory Exchangeable Private Placement, (d) the filing with the SEC of a prospectus supplement relating to the Rights Offering, the issuance of such rights, or the issuance of shares of the Company’s common stock pursuant to the exercise of such rights, (e) the sale of shares of the Company’s common stock by us on behalf of SoftBank representing unsubscribed rights following the consummation of the Rights Offering, (f) following the date that is thirty days from the date of this prospectus supplement, the sale of the Company’s common stock by the Company on behalf of SoftBank representing shares of the Company’s common stock relating to the unexercised portion of the option to purchase additional mandatory exchangeable trust securities granted to the initial purchasers in the Mandatory Exchangeable Private Placement, (g) the transfer of shares of the Company’s common stock by the Company in connection with the exercise of the At the Money Options (as defined herein) or (h) the transfer of shares of the Company’s common stock to Marcelo Claure pursuant to the purchase transaction described herein.
Deutsche Telekom, SoftBank and the Company’s directors affiliated with SoftBank (the “Director Lock-up Parties”), have agreed that, without the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, they will not, during the period ending 90 days after the date of this prospectus supplement, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of the Company’s common stock, or any options or warrants to purchase any shares of the Company’s common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of the Company’s common stock (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such shares or Derivative Instruments now owned or hereafter acquired by Deutsche Telekom, SoftBank and the Director Lock-Up Parties, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by Deutsche Telekom, SoftBank and the Director Lock-Up Parties or someone other than Deutsche Telekom, SoftBank and the Director Lock-Up Parties), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of the Company’s common stock or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of the Company’s common stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above (the “Lock-Up Restrictions”).
With respect to SoftBank, the Lock-Up Restrictions shall not apply to (i) the Transfer of the Company’s common stock as a bona fide gift or gifts or as charitable contributions, provided that the donee or donees thereof agree to be bound in writing by similar restrictions, (ii) transactions relating to the Company’s common stock acquired in open market transactions after the completion of this offering, (iii) Transfers of the Company’s common stock through the pledge, hypothecation or other granting of a security interest in the Company’s common stock, or any securities account into which the Company’s common stock are deposited as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such common stock or thereafter, provided that SoftBank shall provide Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC prior written notice informing it of any public filing, report or announcement made by or on behalf of SoftBank with respect thereto, (iv) Transfers of the Company’s common stock to us pursuant to the Rights Offering and Mandatory Exchangeable Private Placement, (v) following the expiration of the Rights Offering, the Transfer of any shares of the Company’s common stock underlying unsubscribed rights, (vi) the Transfer of up to 5,000,000 shares of the Company’s common stock to the Company in connection with the sale to Marcelo Claure (as described herein), (vii) Transfers in connection with the exercise of the At the Money Options and the Floating Options or (viii) Transfers of the Company’s common stock with the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC.
With respect to Deutsche Telekom, the Lock-Up Restrictions shall not apply to the Transfer of shares of the Company’s common stock (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by similar restrictions, (ii) to any trust for the direct or indirect benefit of Deutsche Telekom, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) through the pledge, hypothecation or other granting of a security interest in the Company’s common stock to one or more banks or financial institutions as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such shares or thereafter, provided that Deutsche Telekom shall provide Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC prior written notice informing it of any public filing, report or announcement made by or on behalf of Deutsche Telekom with respect thereto, (iv) to any controlled affiliate of Deutsche Telekom, provided that (A) any such transfer shall not involve a disposition for value, (B) no filing under Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other public disclosure reporting a reduction in beneficial ownership of securities of the Company shall be required or shall be voluntarily made during the lock-up period and (C) the transferee agrees in writing to be bound by the restrictions set forth herein, (v) through the Transfer of Deutsche Telekom’s rights pursuant to the At the Money Options and the Floating Option, (vi) to a nominee or custodian of a person or entity to whom a Transfer would be permissible under clauses (i) through (v) above, (vii) as required by applicable law or pursuant to an order of a court or regulatory agency of competent jurisdiction or (viii) with the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC.
With respect to the Director Lock-Up Parties, the Lock-Up Restrictions shall not apply to (i) the Transfer of the Company’s common stock as a bona fide gift or gifts or as charitable contributions, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) the Transfer of shares of the Company’s common stock by will or intestate succession, (iii) the Transfer of shares of the Company’s common stock to any immediate family member of the Director Lock-Up Parties or to any trust for the direct or indirect benefit of the Director Lock-Up Parties or the immediate family of the Director Lock-Up Parties, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iv) transactions relating to the Company’s common stock acquired in open market transactions after the completion of this offering, (v) the Transfer of the Company’s common stock pursuant to a domestic order, divorce decree or court order, (vi) Transfers of the Company’s common stock through the pledge, hypothecation or other granting of a security interest in the Company’s common stock, or any securities account into which the Company’s common stock are deposited as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such common stock or thereafter, provided that the Director Lock-Up Parties shall provide Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC prior written notice informing it of any public filing, report or announcement made by or on behalf of the Director Lock-Up Parties with respect thereto or (vii) Transfers of the Company’s common stock with the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC.
In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.
The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.
From time to time, certain of the underwriters and/or their respective affiliates may provide investment banking services to us and SoftBank. In addition, affiliates of certain of the underwriters are our customers and the contracts governing such relationships were entered into at arm’s length and on customary terms. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities, securities of our subsidiaries, including T-Mobile USA, Inc.’s senior notes, and securities of SoftBank. In addition, certain of the underwriters and/or their respective affiliates are serving as initial purchasers in the Mandatory Exchangeable Private Placement and as dealer manager in the Rights Offering and may serve as margin loan lender to SoftBank. See “Summary—Related Transactions.” The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. The underwriters and their affiliates have in the past engaged, currently engage and may in the future engage, in transactions with and perform services for, including commercial banking, financial advisory and investment banking services, us and our affiliates, including SoftBank, in the ordinary course of business for which they have received or will receive customary fees and expenses.
We and the several underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders.
Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
Reserved Shares
The underwriters have reserved for sale at the public offering price up to 5,000,000 shares of our common stock being offered by this prospectus for sale to certain officers of SoftBank to be designated by SoftBank. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.
Selling Restrictions
Notice to prospective investors in the European Economic Area and the United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that it may make an offer to the public in that Relevant State of any Shares at any time under the following exemptions under the Prospectus Regulation:
(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the Shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to prospective investors in the United Kingdom
In the United Kingdom, this document is being communicated only to, and is directed only at, and any offer subsequently made may only be made to or directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth entities falling within Article 49(2)(a) to (d) of the Order and/or (iii) persons to whom it may otherwise be lawfully communicated (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action in the United Kingdom, any investment or investment activity.
Notice to prospective investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to prospective investors in Japan
The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and the Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to prospective investors in Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or Companies (Winding Up and

Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) or, Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Notice to prospective investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)	where no consideration is or will be given for the transfer;
(c)	where the transfer is by operation of law;
(d)	as specified in Section 276(7) of the SFA; or
(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
In connection with Section 309B of the SFA and the Capital Markets Products (the “CMP”) Regulations 2018, the shares are prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in Monetary Authority of Singapore Notice SFA 04-N12: Notice on the Sale of Investment Products and Monetary Authority of Singapore Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS
The validity of the shares of common stock offered hereby will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York and Cahill Gordon and Reindel LLP, New York, New York.
EXPERTS
The T-Mobile financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Sprint and subsidiaries incorporated in this prospectus supplement by reference from the Company’s Current Report on Form 8-K filed on May 18, 2020 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Sprint’s adoption of Accounting Standard Update No. 2016-02, Leases (Topic 842), and an emphasis of matter paragraph relating to the acquisition of Sprint by the Company on April 1, 2020) incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC, as amended. That registration statement contains more information than this prospectus supplement and the accompanying prospectus regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed below or from the SEC’s website.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings with the SEC are also available on our website at www.T-Mobile.com. The information on our website is not incorporated by reference in this prospectus supplement and you should not consider it a part of this prospectus supplement or the accompanying prospectus (except for our SEC reports expressly incorporated by reference herein).
INFORMATION INCORPORATED BY REFERENCE
We incorporate by reference in this prospectus supplement the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering under this prospectus supplement (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):
•
our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 6, 2020 including those portions of our Proxy Statement on Schedule 14A filed with the SEC on April 21, 2020 that are incorporated by reference in such Annual Report;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on May 6, 2020; and
•
our Current Reports on Form 8-K filed with the SEC on February 11, 2020, February 19, 2020, February 20, 2020, March 12, 2020, March 19, 2020, March 25, 2020, April 1, 2020 at 9:23 a.m. Eastern time (as amended by the Current Report on Form 8-K/A filed on April 17, 2020), April 1, 2020 at 9:40 a.m. Eastern time, April 13, 2020, April 16, 2020, April 24, 2020, May 18, 2020, June 8, 2020, June 17, 2020 at 4:46 p.m. Eastern time, June 17, 2020 at 5:04 p.m. Eastern time, June 18, 2020 and June 22, 2020.

We also incorporate by reference Part I, Item 1 of Sprint's Annual Report on Form 10-K for the year ended March 31, 2019 filed with the SEC on May 29, 2019.
Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference in that filing) at no cost, by writing to or telephoning us at the following address:
David A. Miller
Executive Vice President, General Counsel and Secretary
T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
(425) 383-4000

PROSPECTUS

T-MOBILE US, INC.
Common Stock
Preferred Stock
Depositary Shares
Warrants
Rights
Purchase Contracts
Units
T-Mobile US, Inc. (the “Company”), may, from time to time, offer to sell, in one or more offerings, the securities described in this prospectus. In addition, selling securityholders who may be named in a prospectus supplement may offer and sell from time to time securities in such amounts as set forth in such prospectus supplement. We will not receive any of the proceeds from the sale of the common stock by the selling securityholders.
The specific terms of any securities to be offered will be described in a supplement to this prospectus.
The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “TMUS.”
Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus, and any applicable prospectus supplement, and in the documents which are incorporated by reference herein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 22, 2020.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we or certain selling securityholders may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or certain selling securityholders may offer. Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices, and terms of the securities being offered. A prospectus supplement may add, update or change information contained in this prospectus. If information varies between this prospectus and any accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. This prospectus does not contain all the information provided in the registration statement filed with the SEC. You should carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” and “Information Incorporated By Reference” before you make an investment decision.
We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.
Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Information Incorporated By Reference.”
This prospectus and any accompanying prospectus supplement may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.
In this prospectus, unless the context indicates otherwise, references to the “Company” and “our Company” refer to T-Mobile US, Inc. and references to “T-Mobile,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc. and its subsidiaries. References to “you” refer to a prospective investor.

ABOUT US
We are the Un-carrier. Through our Un-carrier strategy, we have disrupted the wireless communications services industry, by actively engaging with and listening to our customers and eliminating their existing pain points, including providing them with added value and an exceptional experience and implementing signature Un-carrier initiatives that have changed wireless for good. We ended annual service contracts, overages, unpredictable international roaming fees, data buckets and so much more. We are inspired by a relentless customer experience focus, consistently leading the wireless industry in customer care by delivering an excellent customer experience with our “Team of Experts,” which drives our record-high customer satisfaction levels while enabling operational efficiencies.
We provide wireless services to postpaid, prepaid and wholesale customers and generate revenue by providing affordable wireless communications services to these customers, as well as a wide selection of wireless devices and accessories. Our most significant expenses relate to acquiring and retaining high-quality customers, providing a full range of devices, compensating employees, and operating and expanding our network. We provide service, devices and accessories across our flagship brands, T-Mobile, Metro by T-Mobile and Sprint, through our owned and operated retail stores, as well as through our websites, T-Mobile app and customer care channels. In addition, we sell devices to dealers and other third-party distributors for resale through independent third-party retail outlets and a variety of third-party websites.
On April 1, 2020, we completed our business combination with Sprint in an all-stock transaction. Our corporate headquarters and principal executive offices are located at 12920 SE 38th Street, Bellevue, Washington 98006. Our telephone number is (425) 378-4000.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus, the documents incorporated by reference and our other public statements include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including information concerning our future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. The following important factors, along with the factors identified under “Risk Factors” and the risk factors incorporated by reference herein, could affect future results and cause those results to differ materially from those expressed in the forward-looking statements:
•
failure to realize the expected benefits and synergies of the merger with Sprint Corporation (“Sprint”), pursuant to the Business Combination Agreement with Sprint and the other parties thereto (as amended, the “Business Combination Agreement”) and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”) in the expected timeframes, in part or at all;

•
adverse economic, political or market conditions in the U.S. and international markets, including those caused by the COVID-19 pandemic, and the impact that any of the foregoing may have on us and our customers and other stakeholders;

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costs of or difficulties in integrating Sprint’s network and operations into our network and operations, including intellectual property and communications systems, administrative and information technology infrastructure and accounting, financial reporting and internal control systems;

•	changes in key customers, suppliers, employees or other business relationships as a result of the consummation of the Transactions;
•	the risk that our business, investor confidence in our financial results and stock price may be adversely affected if our internal controls are not effective;
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the effects of the material weakness in Sprint’s internal control over financial reporting or the identification of any additional material weaknesses as we complete our assessment of the Sprint control environment;

•	the risk of future material weaknesses resulting from the differences between T-Mobile’s and Sprint’s internal controls environments as we work to integrate and align guidelines and practices;
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the impacts of the actions we have taken and conditions we have agreed to in connection with the regulatory proceedings and approvals of the Transactions including the planned disposition of Sprint’s prepaid wireless business (other than certain excluded assets) to DISH Network Corporation and ongoing commercial and transition services arrangements to be entered into in connection with such disposition transaction, which we announced on July 26, 2019, a stipulation and order and proposed final judgment with the U.S. Department of Justice, which we and Sprint announced on July 26, 2019, the proposed commitments filed with the Secretary of the Federal Communications Commission, which we announced on May 20, 2019, certain national security commitments and undertakings, and any other commitments or undertakings entered into, including but not limited to those we have made to certain states and nongovernmental organizations;

•	the assumption of significant liabilities, including the liabilities of Sprint in connection with, and significant costs, including financing costs, related to the Transactions;
•	our ability to make payments on debt or to repay existing or future indebtedness when due or to comply with the covenants contained therein;
•	adverse changes in the ratings of our debt securities or adverse conditions in the credit markets;
•	natural disasters, public health crises, including the COVID-19 pandemic, terrorist attacks or similar incidents;
•	competition, industry consolidation and changes in the market for wireless services, which could negatively affect our ability to attract and retain customers;
•	the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments or acquisitions in the technology, media and telecommunications industry;

•	breaches of our and/or our third-party vendors’ networks, information technology and security, resulting in unauthorized access to customer confidential information;
•	inability to implement and maintain effective cybersecurity measures over critical business systems;
•	challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades;
•	the impact on our networks and business from major system and network failures;
•	difficulties in managing growth in wireless data services, including network quality;
•	material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance;
•	the timing, scope and financial impact of our deployment of advanced network and business technologies;
•	the occurrence of high fraud rates related to device financing, customer credit cards, dealers, subscriptions, or account take over fraud;
•	our inability to retain and hire key personnel;
•	any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks and changes in data privacy laws;
•	unfavorable outcomes of existing or future litigation or regulatory actions, including litigation or regulatory actions related to the Transactions;
•	the possibility that we may be unable to adequately protect our intellectual property rights or be accused of infringing the intellectual property rights of others;
•	changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions;
•	the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms;
•	any disruption or failure of third parties (including key suppliers) to provide products or services;
•	material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact;
•	changes in accounting assumptions that regulatory agencies, including the SEC, may require, which could result in an impact on earnings;
•	ongoing purchase price accounting allocations, accounting policy alignments and other adjustments and assumptions; and
•	interests of our significant stockholders that may differ from the interests of other stockholders.
Additional information concerning these and other risk factors is contained in the documents incorporated herein by reference.
Forward-looking statements in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference speak only as of the date of this prospectus, the applicable prospectus supplement or the applicable document incorporated by reference (or such earlier date as may be specified in the applicable prospectus supplement or other document), as applicable, are based on assumptions and expectations as of such dates, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or predict, including the factors above. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release any revision to these forward-looking statements, except as required by law. For more information, see the section entitled “Where You Can Find More Information.” The results presented for any period may not be reflective of results for any subsequent period.
You should carefully read and consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf, and all future written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

RISK FACTORS
An investment in our securities involves risks. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus and any applicable prospectus supplement, as well as other information in this prospectus and any applicable prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties not known to us or that we deem immaterial may also impair our business, financial condition, results of operations and prospects.

USE OF PROCEEDS
Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities by us described in this prospectus for general corporate purposes, which could include working capital, capital expenditures, the repayment or refinancing, in whole or in part, of debt, acquisition of additional spectrum, asset or business acquisitions, repurchase, redemption or retirement of securities, corporate development opportunities and future technology initiatives. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling securityholders.

DESCRIPTION OF CAPITAL STOCK
The following describes our common stock, preferred stock, certificate of incorporation and bylaws that are presently in effect, the Second Amended and Restated Stockholders’ Agreement, dated as of June 22, 2020 (the “Second Amended and Restated Stockholders’ Agreement”), that the Company has entered into with Deutsche Telekom AG, a German Atkiengesellschaft (“Deutsche Telekom”), and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”), the Proxy, Lock-up and ROFR Agreement, dated as of April 1, 2020, by and between Deutsche Telekom and SoftBank (the “SB Proxy Agreement”) and the Proxy, Lock-up and ROFR Agreement, dated as of June 22, 2020, by and among Deutsche Telekom, Claure Mobile LLC (“CM LLC”) and Raul Marcelo Claure (the “Claure Proxy Agreement” and, together with the SB Proxy Agreement, the “Proxy Agreements”). This description is a summary only. We encourage you to read the complete text of such documents, which are incorporated by reference herein.
The authorized capital stock of T-Mobile US, Inc. consists of 2,000,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share.
Common Stock
Holders of our common stock have the right to vote on every matter submitted to a vote of our stockholders other than any matter on which only the holders of preferred stock are entitled to vote separately as a class. There are no cumulative voting rights. Accordingly, holders of a majority of shares entitled to vote in an election of directors are able to elect all of the directors standing for election.
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock will share equally on a per share basis any dividends when, as and if declared by our board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a ratable share of any distribution to stockholders, after satisfaction of all of our liabilities and of the prior rights of any outstanding class of preferred stock. Our common stock carries no preemptive or other subscription rights to purchase shares of our common stock and is not convertible, assessable or entitled to the benefits of any sinking fund.
Redemption
Pursuant to our certificate of incorporation, if a holder of our common stock acquires additional shares of our common stock or otherwise is attributed with ownership of such shares that would cause us to violate Federal Communications Commission (“FCC”) rules, we may, at the option of our board of directors, redeem from the holder or holders causing the violation of the FCC’s rules shares of our common stock sufficient to eliminate the violation.
The redemption price will be a price mutually determined by us and such stockholders, but if no agreement can be reached, the redemption price will be either:
•	75% of the fair market value of our common stock being redeemed, if the holder caused the FCC violation; or
•	100% of the fair market value of our common stock being redeemed, if the FCC violation was not caused by the holder.
The foregoing redemption rights do not apply to any shares of our common stock or preferred stock beneficially owned by Deutsche Telekom or SoftBank. If any waivers or approvals are required from the FCC in order for Deutsche Telekom or SoftBank to acquire or hold any shares of our common stock or preferred stock, Deutsche Telekom and SoftBank are required by our certificate of incorporation to cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals.
Preferred Stock
Subject to the provisions of our certificate of incorporation and the limitations prescribed by law, our certificate of incorporation authorizes our board of directors to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, which may be superior to those of our common stock, without further vote or action by the stockholders. We currently have no shares of preferred stock outstanding.
One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result, protect the continuity of our management. The issuance of shares of preferred stock under our board of directors’ authority described above may adversely affect the rights of the holders of our common stock. For example, preferred stock issued by us may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.
Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Delaware law
The Company is a Delaware corporation and is subject to Delaware law, which generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time that the person became an interested stockholder, unless:
•	before such time the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;
•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or

•
at or after such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

A “business combination” generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder.
An “interested stockholder” is a person:
•	who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting stock; or
•	who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation’s outstanding voting stock within three years.
The provisions of Delaware law described above along with our certificate of incorporation would make more difficult or discourage a proxy contest or acquisition of control by a holder of a substantial block of our common stock or the removal of the incumbent board of directors. Such provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of our Company, even though such an attempt might be beneficial to us and our stockholders.
Our Certificate of Incorporation and Bylaws
The following provisions of our certificate of incorporation and bylaws could be deemed to have an anti-takeover effect and could delay, defer or prevent a takeover attempt that a stockholder might consider to be in the stockholders’ best interests.
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Advance notice of director nominations and matters to be acted upon at meetings. Our bylaws contain advance notice requirements for nominations for directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

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Amendment to bylaws. Our certificate of incorporation provides that our bylaws may be amended upon the affirmative vote of the holders of shares having a majority of our voting power. Our certificate of incorporation also provides that our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

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Special meeting of stockholders. Our certificate of incorporation provides that a special meeting of our stockholders (i) may be called by the chairperson of our board of directors or our chief executive officer and (ii) must be called by our secretary at the request of (a) a majority of our board of directors or (b) as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of our common stock, the holders of not less than 33-1∕3% of the voting power of all of the outstanding voting stock of our Company entitled to vote generally for the election of directors.

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Board representation. The Second Amended and Restated Stockholders’ Agreement provides that Deutsche Telekom and SoftBank each generally has the right to designate a number of designees to our board of directors and any committees thereof as further described below under “Second Amended and Restated Stockholders’ Agreement.” Our certificate of incorporation provides that all of the directors of our board of directors are of one class and are elected annually.

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Special approval rights. Our certificate of incorporation provides Deutsche Telekom with the same approval rights as are set forth in the Second Amended and Restated Stockholders’ Agreement with respect to our ability to take certain actions. As long as Deutsche Telekom beneficially owns 30% or more of our outstanding common stock and any other securities of the Company that are entitled to vote in the election of directors (collectively, “T-Mobile Voting Securities”), we are restricted from taking certain actions without Deutsche Telekom’s prior written consent, including (a) incurring indebtedness above certain levels based on a specified debt to cash flow ratio, (b) taking any action that would cause a default under any instrument evidencing indebtedness to which Deutsche Telekom or any of its affiliates is a party, (c) acquiring or disposing of assets or entering into mergers or similar acquisitions in excess of $1.0 billion, (d) changing the size of our board of directors, (e) subject to certain exceptions, issuing equity of 10% or more of the then-outstanding shares of our common stock, or issuing equity to redeem debt held by Deutsche Telekom, (f) repurchasing or redeeming equity securities or making any extraordinary or in-kind dividend other than on a pro rata basis, or (g) making certain changes involving our Chief Executive Officer.

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Authorized but unissued shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise.

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Cumulative voting. Our certificate of incorporation does not permit cumulative voting in the election of directors. Consequently, any election of directors will be decided by a plurality of the votes cast (in person or by proxy) by holders of our common stock.

Second Amended and Restated Stockholders’ Agreement
The Second Amended and Restated Stockholders’ Agreement includes provisions setting forth the rights of Deutsche Telekom and SoftBank to designate individuals to be nominees for election to our board of directors and any committees thereof. Pursuant to the Second Amended and Restated Stockholders’ Agreement, at all times when Deutsche Telekom, SoftBank and Raul Marcelo Claure beneficially own at least 50% of the outstanding T-Mobile Voting Securities in the aggregate and any such T-Mobile Voting Security continues to be subject to the Proxy (as defined below under “Description of Capital Stock—Proxy Agreements”) and the Claure Proxy (as defined below under “Description of Capital Stock—Proxy Agreements”), as applicable, (i) our board of directors will consist of a total of 14 directors (except in cases of resignations, retirements, deaths or removals, pending any new appointments), (ii) each of Deutsche Telekom and SoftBank (except, in the case of SoftBank, if it beneficially owns less than a certain minimum percentage of the outstanding T-Mobile Voting Securities (10% if the condition giving rise to SoftBank’s right to the Additional Shares has been satisfied, or 9% if it has not)) has the right to designate a specified number of nominees for election to our board of directors in accordance with the terms of the Second Amended and Restated Stockholders’ Agreement, subject to certain requirements, including requirements with respect to the “independence” of certain nominees under applicable stock exchange listing standards and rules of the SEC, (iii) the chairperson of our board of directors will be a Deutsche Telekom designee and (iv) our board of directors will have certain committees, which committees will be comprised in the manner specified in the Second Amended and Restated Stockholders’ Agreement. The Second Amended and Restated Stockholders’ Agreement further provides that at all times when Deutsche Telekom, SoftBank and Raul Marcelo Claure beneficially own less than 50% of the outstanding T-Mobile Voting Securities in the aggregate or no T-Mobile Voting Security continues to be subject to the Proxy or the Claure Proxy, then, in each case, each of Deutsche Telekom and SoftBank has the right to designate a number of nominees for election to our board of directors equal to the percentage of T-Mobile Voting Stock that it beneficially owns (provided that such percentage is 10% or more) multiplied by the number of directors on our board of directors, rounded to the nearest whole number greater than zero.
As of the date of this prospectus, Deutsche Telekom has the right to designate ten individuals to be nominees for election to our board of directors and SoftBank has the right to designate one individual to be a nominee for election to our board of directors. As of the date of this prospectus, our board of directors consists of a total of 12 directors, including nine directors designated by Deutsche Telekom, two directors designated by SoftBank and G. Michael Sievert, our President and Chief Executive Officer.
In addition, pursuant to the Second Amended and Restated Stockholders’ Agreement and our certificate of incorporation, as long as Deutsche Telekom beneficially owns 30% or more of the outstanding T-Mobile Voting Securities, we are restricted from taking certain actions without Deutsche Telekom’s prior written consent, including (a) incurring indebtedness above certain levels based on a specified debt to cash flow ratio, (b) taking any action that would cause a default under any instrument evidencing indebtedness to which Deutsche Telekom or any of its affiliates is a party, (c) acquiring or disposing of assets or entering into mergers or similar acquisitions in excess of $1.0 billion, (d) changing the size of our board of directors, (e) subject to certain exceptions, issuing equity of 10% or more of the then-outstanding shares of our common stock, or issuing equity to redeem debt held by Deutsche Telekom, (f) repurchasing or redeeming equity securities or making any extraordinary or in-kind dividend other than on a pro rata basis, or (g) making certain changes involving the Chief Executive Officer of the Company. The Company has also agreed not to amend its certificate of incorporation and bylaws in any manner that could adversely affect Deutsche Telekom’s rights under the Second Amended and Restated Stockholders’ Agreement for as long as Deutsche Telekom beneficially owns 5% or more of the outstanding T-Mobile Voting Securities.
Pursuant to the Second Amended and Restated Stockholders’ Agreement, Deutsche Telekom, SoftBank and their respective affiliates are generally prohibited from acquiring T-Mobile Voting Securities that would cause their collective beneficial ownership to exceed 80.1% of the outstanding T-Mobile Voting Securities unless such acquiring stockholder makes an offer to acquire all of the then-remaining outstanding shares of our common stock at the same price and on the same terms and conditions as the proposed acquisition from all other stockholders of the Company, which is either (i) accepted or approved by a majority of the directors on our board of directors, which majority includes a majority of the directors who are not affiliated with Deutsche Telekom or SoftBank under the terms of the Second Amended and Restated Stockholders’ Agreement (the “Required Approval”), or (ii) accepted or approved by holders (other than Deutsche Telekom, SoftBank and their respective affiliates) of a majority of the shares of our common stock (other than shares held by Deutsche Telekom, SoftBank and their respective affiliates). Each of Deutsche Telekom and SoftBank is also prohibited from transferring any shares of our common stock in any transaction that would result in the transferee owning more than 30% of the outstanding shares of our common stock, subject to certain exceptions, unless the transfer is approved by our board of directors (including the Required Approval) or the transferee offers to acquire all of the then outstanding shares of our common stock at the same price and on the same terms and conditions as the proposed transfer.
The Second Amended and Restated Stockholders’ Agreement sets forth certain additional rights and obligations of each of Deutsche Telekom and SoftBank, including information rights, registration rights and non-competition restrictions.
The foregoing summary of the Amended and Restated Stockholders’ Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Amended and Restated Stockholders’ Agreement, which is included as Exhibit 4.2 hereto.

Proxy Agreements
The SB Proxy Agreement establishes between Deutsche Telekom and SoftBank certain rights and obligations in respect of the shares of common stock owned by each of Deutsche Telekom, SoftBank and certain of their respective affiliates to enable Deutsche Telekom to consolidate T-Mobile into Deutsche Telekom’s financial statements. Pursuant to the SB Proxy Agreement, at any meeting of the stockholders of the Company, the shares of common stock beneficially owned by SoftBank will be voted in the manner directed by Deutsche Telekom, which obligation will terminate upon the earliest of: (i) with respect to each such share of common stock, the date on which such share is transferred to a third party in accordance with the terms of the SB Proxy Agreement, subject to certain exceptions, (ii) the date on which Deutsche Telekom owns 55% or more of the outstanding T-Mobile Voting Securities and (iii) the date on which Deutsche Telekom has transferred an aggregate number of shares representing 5% or more of the outstanding common stock as of immediately following the effective time of the merger of a wholly owned subsidiary of T-Mobile with and into Sprint pursuant to the terms of the Business Combination Agreement (the “Effective Time”). The SB Proxy Agreement also contains certain restrictions on the ability of each of SoftBank and Deutsche Telekom to transfer or acquire shares of our common stock, including that each of SoftBank and Deutsche Telekom is not permitted to transfer its shares without the prior written consent of the other stockholder from and after the Effective Time until the fourth anniversary of the Effective Time, subject to certain exceptions, including for transfers of up to 5% of the common stock outstanding as of the Effective Time beginning after the first anniversary of the Effective Time and up to an additional 10% of the common stock outstanding as of the Effective Time beginning after the second anniversary of the Effective Time.
The Claure Proxy Agreement establishes among Deutsche Telekom, Claure Mobile LLC (“CM LLC”) and Raul Marcelo Claure certain rights and obligations in respect of the shares of common stock owned by CM LLC and certain of its affiliates, including Raul Marcelo Claure, to enable Deutsche Telekom to consolidate T-Mobile into Deutsche Telekom’s financial statements. Pursuant to the Claure Proxy Agreement, at any meeting of the stockholders of the Company, the shares of common stock beneficially owned by CM LLC will be voted in the manner directed by Deutsche Telekom (the “Claure Proxy”), which obligation will terminate upon the earliest of: (i) with respect to each such share of common stock, the date on which such share is transferred to a third party in accordance with the terms of the Proxy Agreement, subject to certain exceptions, (ii) the date on which Deutsche Telekom owns 55% or more of the outstanding T-Mobile Voting Securities and (iii) the date on which Deutsche Telekom has transferred an aggregate number of shares representing 5% or more of the outstanding common stock as of June 22, 2020. The Claure Proxy Agreement also contains certain restrictions on the ability of CM LLC and other entities related to Mr. Claure to transfer or acquire shares of our common stock, including a prohibition on transfer of shares without the prior written consent of Deutsche Telekom until April 1, 2024, subject to certain exceptions.
As a result of the Proxy Agreements, we are a “controlled company” for purposes of the rules of The NASDAQ Stock Market LLC (“NASDAQ”), which provides us with exemptions from certain corporate governance requirements under NASDAQ rules.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation and bylaws:
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eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duty to the extent permitted by Delaware law, except (i) for any breach of a director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for willful or negligent payment of unlawful dividends, or (iv) for any transaction from which the director derived an improper personal benefit; and

•	indemnify directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary.
We believe that these provisions are necessary to attract and retain qualified directors and officers. We have also entered into separate indemnification agreements with each of our directors and officers under which we have agreed to indemnify, and to advance expenses to, each director and officer to the fullest extent permitted by applicable law with respect to liabilities they may incur in their capacities as directors and officers.

Director Removal
Our certificate of incorporation provides that, subject to certain rights of the holders of any preferred stock, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of our capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent.
Stockholder Action by Written Consent
Our certificate of incorporation provides that, as long as Deutsche Telekom beneficially owns 25% or more of the voting power of our capital stock, any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Governing Law; Forum for Adjudication of Disputes
Our certificate of incorporation provides that our certificate of incorporation and the internal affairs of our Company shall be governed by and interpreted under the laws of the State of Delaware. In addition, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our Company to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation or bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.
Corporate Opportunities
Our certificate of incorporation provides, as permitted by the DGCL, that our non-employee directors have no obligation to offer us a corporate opportunity to participate in business opportunities presented to them or their respective affiliates even if the opportunity is one that we might reasonably have pursued, unless such corporate opportunity is offered to such director in his or her capacity as a director of our Company. Stockholders will be deemed to have notice of and consented to this provision of our certificate of incorporation.
Listing of Common Stock
Our common stock is listed on the NASDAQ Global Select Market under the symbol “TMUS.”
Transfer Agent and Registrar
Our transfer agent and registrar is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF OTHER SECURITIES
We will set forth in the applicable prospectus supplement a description of any depositary shares, warrants, rights, purchase contracts or units that may be offered pursuant to this prospectus.

SELLING SECURITYHOLDERS
Selling securityholders may from time to time offer and sell our securities pursuant to this prospectus and any applicable prospectus supplement. Selling securityholders are persons or entities that, directly or indirectly, have acquired or from time to time acquire, our securities. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or agree to register their securities for resale.
The applicable prospectus supplement will set forth the name of each of the selling securityholders and the number of securities beneficially owned by such selling securityholders that are covered by such prospectus supplement.

PLAN OF DISTRIBUTION
We or selling securityholders may sell the securities being offered hereby:
•	directly to purchasers;
•	through agents;
•	through dealers;
•	through underwriters;
•	through a combination of any of the above methods of sale; or
•	through any other methods described in a prospectus supplement.
We will identify the specific plan of distribution, including any direct purchasers, agents, dealers, underwriters and, if applicable, their compensation, the purchase price, the net proceeds to us, the public offering price, and any discounts or concessions allowed or reallowed or paid to dealers, in a prospectus supplement.
The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the NASDAQ Global Select Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities.
Offers to purchase the securities may be solicited directly by us or any selling securityholder or by agents designated by us or any selling securityholder from time to time. We will, in the prospectus supplement relating to an offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions we or any selling securityholder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.
If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we and any selling securityholder will sell the securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.
If an underwriter or underwriters are utilized in the sale, we and any selling securityholder will execute an underwriting agreement with the underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The obligations of underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities of a series if any are purchased.
We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.
Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.
Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of shares of common stock to engage in market-making activities with respect to the particular shares of common stock being distributed. All of the above may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

LEGAL MATTERS
Unless otherwise specified in connection with the particular offering of any securities, the validity of the securities offered by this prospectus will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.
EXPERTS
The T-Mobile financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Sprint and subsidiaries incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K filed on May 18, 2020, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Sprint’s adoption of Accounting Standard Update No. 2016-02, Leases (Topic 842), and an emphasis of matter paragraph relating to the acquisition of Sprint by the Company on April 1, 2020) incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings with the SEC are also available on our website at www.t-mobile.com. The information on our website is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus and any prospectus supplement (in each case, other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K or corresponding information furnished under Item 9.01 or included in a furnished exhibit, except as stated specifically below):
•
the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 6, 2020, including those portions of our Proxy Statement on Schedule 14A filed with the SEC on April 21, 2020 that are incorporated by reference in such Annual Report;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on May 6, 2020;
•
the Company’s Current Reports on Form 8-K filed with the SEC on February 11, 2020, February 19, 2020, February 20, 2020, March 12, 2020, March 19, 2020, March 25, 2020, April 1, 2020 at 9:23 a.m. Eastern time (as amended by the Current Report on Form 8-K/A filed on April 17, 2020), April 1, 2020 at 9:40 a.m. Eastern time (excluding all information deemed furnished and not filed other than the sections titled “Risk Factors” and “Recent Developments” in Exhibit 99.1 thereto), April 13, 2020, April 16, 2020, April 24, 2020, May 18, 2020, June 8, 2020, June 17, 2020 at 4:46 p.m. Eastern time; June 17, 2020 at 5:04 p.m. Eastern time and June 18, 2020; and

•
the description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the SEC on October 26, 2015, including any amendments or reports filed for the purpose of updating such description.

The financial statements of Sprint and subsidiaries included in our Current Report on Form 8-K/A filed on April 17, 2020 have been superseded by the financial statements in our Current Report on Form 8-K filed on May 18, 2020 and therefore Deloitte & Touche LLP has not reissued their opinion included in the prior filing.
You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:
David A. Miller
Executive Vice President, General Counsel and Secretary
T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
(425) 383-4000

133,548,303 Shares

Common Stock
Prospectus
Goldman Sachs & Co. LLC

Morgan Stanley

Citigroup

J.P. Morgan

Barclays

BofA Securities

Deutsche Bank Securities

Mizuho Securities
June  , 2020